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                                                                       Exhibit 6

                             DISTRIBUTION AGREEMENT


         THIS AGREEMENT is made as of this 8th day of March, 1997 between ARMADA FUNDS ("the Trust"), a Massachusetts business trust and SEI Financial Services Company (the "Distributor"), a Pennsylvania corporation.

         WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

         ARTICLE 1. SALE OF SHARES. The Trust grants to the Distributor the right to sell units (the "Shares") of the portfolios (the "Portfolios") of the Trust at the offering price per Share, in accordance with the current prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws").

         ARTICLE 2. SOLICITATION OF SALES. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, in connection with the distribution of Shares of the Trust, and to maintain appropriate facilities to receive purchase, redemption and exchange orders for Shares. The Distributor additionally agrees to provide at its own expense the services designated on Schedule A attached herewith; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. Subject to the prior approval of the Trust the Distributor agrees further, at its own expense (but subject to reimbursement in accordance with the Service and Distribution Plan), to finance appropriate activities which it deems reasonable which are primarily intended to result in the sale of shares including, but not limited to, advertising, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered nor obligate the Distributor to sell any particular number of Shares. The Distributor shall act as Distributor of the Shares in compliance with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act, by the SEC or any securities association registered under the Securities Exchange Act of 1934, as amended (the "1934 Act").



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         ARTICLE 3. AUTHORIZED REPRESENTATIONS. The Distributor is not
authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in Shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. The Distributor may prepare or distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been approved by the Trust prior to their use. The Distributor agrees that it will be liable for all such sales literature and materials and will file such materials with the appropriate regulatory and self-regulatory authorities as required. The Distributor agrees to abide by the rules of any national securities association that is registered with the SEC pursuant to the 1934 Act and to obtain all required approvals from such association in connection with the distribution of shares and the dissemination of the Trust's sales literature.

         All activities by the Distributor and its agents and employees as distributor of the Trust's Shares shall comply with all applicable laws, rules and regulations, including, without limitation all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act.

         ARTICLE 4. REGISTRATION OF SHARES. The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

         ARTICLE 5.  COMPENSATION.

                      (a) For the services provided and expenses assumed pursuant to this Agreement, the Distributor shall be entitled to receive from the Trust the following compensation, payable monthly and computed daily:

                                (i)  an annual base fee of $1,250,000;

                               (ii) an incentive fee of .02% per annum of
                      the average daily net assets of the Trust attributable to assets amounting to $[ ] that were invested in Federated Money Market Funds or Dreyfus Money Market Funds or held in the National City Balanced Collective Investment Fund as of the date of this agreement ("Conversion Assets"), and

                               (iii) an incentive fee of .03% per annum of
                      the average daily net assets of the Trust in excess of the sum of the (A) total net assets of the Trust as of the date of this Agreement, (B) Conversion Assets and (C) $371 million (representing the amount deemed to be attributable to investments through the Future Quest program, National

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                      City corporate sweep programs, retail sweep programs
                      and initial funding of new portfolios of the Trust).

                      (b) In addition the Distributor shall receive from the Trust as compensation for providing services under this Agreement:

                                (i) contingent deferred sales charges
                      ("CDSCs"), if any, applied on redemptions of Shares of each Portfolio of any class that are subject to CDSCs on the terms and subject to such waivers as are described in the Trust's Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law; and

                                (ii) front-end sales charges, if any, on
                      purchases of Shares of each Portfolio sold subject to such charges as described in the Trust's Registration Statement and current prospectuses, as amended from time to time.

                      (c) The Distributor will act only on its own behalf as principal if it chooses to enter into selling agreements with selected dealers or others, including selling agreements with qualified broker-dealers and other persons with respect to the offering of Shares to the public. Concessions by the Distributor to broker-dealers and other persons shall be set forth in either such selling agreements or if such concessions are described in the then current prospectus, shall be as so set forth. No broker-dealer or other person that enters into a selling agreement with the Distributor shall be authorized to act as agent for the Trust in connection with the offering or sale of the Shares to the public or otherwise.

                      (d) In no event shall the total amount payable by any Portfolio of the Trust under the Service and Distribution Plan or the related Distribution Agreement exceed 10% per annum of the Portfolio's average net assets.

                      (e) The Distributor may reallow any or all of the distribution or service fees, contingent deferred sales charges and front-end sales charges which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

         ARTICLE 6. INDEMNIFICATION OF DISTRIBUTOR. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading.

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However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

         The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

         The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

         ARTICLE 7. INDEMNIFICATION OF TRUST. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

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         In no case (i) is the indemnity of the Distributor in favor of the
Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

         The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

         The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Trust's Shares.

         ARTICLE 8. EFFECTIVE DATE. This Agreement shall be effective upon its execution and unless terminated as provided, shall continue in force for two year(s) from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust's Distribution Plan or interested persons of any such party ("Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment, the liquidation of the Distributor, or as to any portfolio of the Trust, the liquidation of such portfolio or the Trust. For purposes of this Article 8, the term "liquidation" shall mean a transaction in which the assets of the Distributor, the Trust or a portfolio are sold or otherwise disposed of and the proceeds therefrom are distributed to the shareholders in complete liquidation of the interests of such shareholders in the entity. As used in this paragraph the terms "vote of a majority of the outstanding voting securities", assignment" and "interested person" shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated, without penalty, by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.

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         ARTICLE 9. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties concerning the distribution of the Trust's Shares. The Distributor acknowledges and agrees that the Trust has no liability to the Distributor for the satisfaction of any obligations of its predecessor, The Inventor Funds, Inc.

         ARTICLE 10. NOTICES. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at Drinker, Biddle & Reath, 1100 Philadelphia National Bank Bldg., Philadelphia, Pennsylvania 19107, Attn: W.B. McConnel
III, and if to the Distributor, I Freedom Valley Road, Oaks, Pennsylvania 19456, Attn. Legal Department.

         ARTICLE 11. LIMITATION OF LIABILITY. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust. All persons dealing with any class of Shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

         ARTICLE 12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS, the Trust and Distributor have each duly executed this
Agreement, as of the day and year above written.



                                        ARMADA FUNDS


                                        By: /s/ Robert D. Neary
                                            ----------------------------
                                            President


                                        Attest: /s/ Carole L. Kozlowski
                                               -------------------------



                                        SEI FINANCIAL SERVICES COMPANY

                                        By: /s/ Kevin Robins, VP
                                            ----------------------------


                                        Attest: /s/ Leslie Kondziela
                                               -------------------------


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                                   SCHEDULE A
                          TO THE DISTRIBUTION AGREEMENT
                                     BETWEEN
                 ARMADA FUNDS AND SEI FINANCIAL SERVICES COMPANY

DISTRIBUTION SERVICES -- THE DISTRIBUTION SERVICES PROVIDED TO THE ARMADA FUNDS BY SEI FINANCIAL SERVICES COMPANY SHALL INCLUDE THE FOLLOWING:

- An external wholesaler for both institutional and retail distribution channels.

-        A dedicated internal wholesaler working in the SEI Fund
         Resources/Dealer Support Unit to support National City brokers and external distribution channels.

- Full-service broker/dealer support desk with a dedicated toll-free telephone line for National City Investments' sales staff, including the use of the ACS Marketing Fulfillment Tracking System.

- An account director to coordinate the relationship between the Distributor and the Trust and to execute any strategic plan designed to promote the sale of shares of the Trust, including sales relating to the conversion of assets held in collective or common trust accounts by National City Bank and its affiliates, and other asset growth agendas.

- A dedicated marketing account executive to manage any strategic and tactical marketing plan, and implementation of any such plan for the sale of shares of the Trust.

-        Primary and secondary market research.

- Research information and "white papers" on product and distribution trends affecting investment companies that are advised by banks or affiliates of banks.

- Access to mutual fund industry consulting groups, including the Optima Group, Inc., and the SPECTRUM Group.

- Access to regularly scheduled conferences provided by the Distributor that relate to investment companies that be advised by banks or affiliates of banks.

- Access to the Distributor's quarterly wholesaler training meetings and monthly wholesaler training conference telephone calls.

- Full service Investor Services Support Desk with a dedicated toll-free telephone line for potential and existing shareholders of the Trust.

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-        New and existing product analysis provided by the Distributor's Funds
         Product Group, including access to Lipper reporting.

- Preparation of performance materials to be used for meetings of the Trust's Board of Trustees, including required quarterly reporting, Lipper fee analysis, and Lipper performance analysis.

- Regular receipt of SEI's Regulatory Update and Regulatory Alert publications as well as memoranda prepared by the Distributor's legal department addressing current topics affecting banks and the mutual fund industry.

- Assistance in delivery and preparation of presentations and training to the staff of the Trust's investment advisers and their affiliates encompassing Trust products and programs.

-        Support for mailing of the Trust's semi-annual and annual reports.

- Attendance at meetings with the adviser(s) of the Trust, including bearing all travel and lodging expenses incurred in connection therewith.



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